Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

QDM INTERNATIONAL INC.

DOCUMENTS NUMBER P20000021193

Pursuant to Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

1.	The name of the Corporation is: QDM International Inc. (the “Corporation”).

2.	The Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on March 10, 2020, as amended by the Articles of Amendment to Articles of Incorporation filed on October 8, 2020, and the Articles of Amendment to Articles of Incorporation filed on August 10, 2021.

3.	Upon the effectiveness of these Articles of Amendment pursuant to the FBCA, the total number of shares of capital stock which this Corporation shall have authority to issue is increased to Seven Hundred Thirty Million (730,000,000) shares, consisting of Seven Hundred Million (700,000,000) shares of common stock (the “Common Stock”), par value $0.0001 per share and Thirty Million (30,000,000) shares of Preferred Stock (the “Preferred Stock”), par value $0.0001 per share.

4.	These Articles of Amendment shall become effective as of April 5, 2024 at 9:00 a.m. EDT (the “Effective Time”).

5.	Upon the Effective Time, each one (1) share of Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be split into ten (10) validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder thereof. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been split.

6.	These Articles of Amendment were duly adopted in accordance with Section 607.1001 of the FBCA. The Board of Directors duly adopted resolutions setting forth and declaring advisable these Articles of Amendment and directed that the proposed amendments be considered by the shareholders of the Corporation. The Articles of Amendment were duly approved and adopted by written consent of shareholders holding a majority of the Corporation’s voting power voting as a single class as of the record date pursuant to Section 607.0704 of the FBCA as of November 28, 2023. The number of votes cast for the amendments by the shareholders was sufficient for approval.

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IN WITNESS WHEREOF, QDM International Inc. has caused this Articles of Amendment to Articles of Incorporation to be executed by its duly authorized officer as of this 28th day of March, 2024.

QDM INTERNATIONAL INC.

By:	/s/ Huihe Zheng
Name: Huihe Zheng
Title: President and Chief Executive Officer